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                                                                       EXHIBIT 5

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ,
                 51 WEST 52ND STREET, NEW YORK, NEW YORK 10019]

                                                                   June 14, 1996

Borg-Warner Automotive, Inc.
200 South Michigan Avenue
Chicago, Illinois 60604

Ladies and Gentlemen:

     We have acted as special counsel to Borg-Warner Automotive, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission (the "Commission") on June 14, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,175,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be sold pursuant to such Registration Statement by certain of the Company's stockholders.

     In this connection, we have reviewed: (i) the Restated Certificate of Incorporation and By-Laws of the Company as currently in effect; (ii) the Registration Statement; (iii) certain resolutions adopted by the Board of Directors of the Company; and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     We are not members of the Bar of any jurisdiction other than the State of New York and, with your consent, we express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     Based on such examination and review and subject to the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the U.S. Purchase Agreement and the International Purchase Agreement (as such terms are defined in the Registration Statement), will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz

DAK